Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between EP Energy Corporation, a Delaware corporation (the “Company”), and Chad England (“Employee”) effective as of November 1, 2017 (the “Effective Date”).

1.                                      Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Employee.  Effective as of the first Business Day (as defined below) following the date on which the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 is filed, and for the duration of the Employment Period thereafter, Employee shall serve as Senior Vice President, Operations of the Company and in such other position or positions as may be assigned from time to time by the Company.

2.                                      Duties and Responsibilities of Employee.

(a)                                 During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the businesses of the Company and its direct and indirect subsidiaries (collectively, with the Company, the “Company Group”) as may be requested by the Company from time to time.  Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company from time to time, which duties may include providing services to other members of the Company Group in addition to the Company.  Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the board of directors of the Company (the “Board”), engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.

(b)                                 Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.  Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer (excluding any member of the Company Group) in the course of performing services for any member of the Company Group, and Employee shall not do so.  Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

3.                                      Compensation.

(a)                                 Base Salary.  During the Employment Period, the Company shall pay to Employee an annualized base salary of $400,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)                                 Annual Bonus.  The Company shall establish, and Employee shall be eligible to participate in, an annual performance bonus plan under which Employee will be eligible for an annual bonus for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”).  The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”).  Employee’s target annual bonus will be at least 75% of Employee’s Base Salary, but the actual amount of the Annual Bonus will be determined in the discretion of the Board (or a committee thereof) depending on performance.  Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year.  Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid; provided, however, that if Employee ceases to be employed by the Company (i) due to Employee’s resignation from employment for Good Reason, (ii) as a result of the death or Disability of Employee or (iii) as a result of the termination of Employee by the Company without Cause, in each case, after the end of a Bonus Year but prior to the date on which any applicable Annual Bonus for such Bonus Year is paid, Employee shall be entitled to the full amount of any Annual Bonus.

4.                                      Term of Employment.  The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Initial Term”).  On the fourth anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (30) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable.  Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7.  The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.                                      Business Expenses.  Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee).  In no event shall any reimbursement be made to Employee for expenses incurred after the date of Employee’s termination of employment with the Company.

6.                                      Benefits.  During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.                                      Termination of Employment.

(a)                                 Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)                                     Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s breach of any material representation, warranty or covenant made under any such agreement, or Employee’s material breach of any policy or code of conduct established by a member of the Company Group in a writing previously provided to Employee and applicable to Employee; provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(i) are of such a nature that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board has provided Employee written notice of the obligation to cure such actions or omissions;

(ii)                                  the commission of willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee;

(iii)                               the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude (each, a “Crime”); or

(iv)                              Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Company that is commensurate with Employee’s position; provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(iv) are of such a nature that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Company has provided Employee written notice of the obligation to cure such actions or omissions.

(b)                                 Company’s Right to Terminate for Convenience.  The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)                                  Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     a material diminution in Employee’s Base Salary;

(ii)                                  a material breach by the Company of any of its covenants or obligations under this Agreement; or

(iii)                               the relocation of the geographic location of Employee’s principal place of employment by more than fifty (50) miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial existence of the condition(s) specified in such notice.

(d)                                 Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate with no further obligation under this Agreement of either party hereunder.  A “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive, in any twelve (12)-month period.  The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.

(e)                                  Employee’s Right to Terminate for Convenience.  In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for

Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)                                   Effect of Termination.

(i)                                     If Employee’s employment hereunder is terminated (I) by the Company without Cause pursuant to Section 7(b), (II) upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the Employment Period by the Company pursuant to Section 4, or (III) by Employee for Good Reason pursuant to Section 7(c), then, in each case, so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall be substantially in the form attached as Exhibit A (and the Company may reasonably adjust such form to reflect any developments in applicable law and the circumstances of Employee’s separation from employment); and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall make severance payments to Employee in a total amount equal to twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs (such total severance payments being referred to as the “Severance Payment”).  The Severance Payment will be divided into twelve (12) substantially equal installments.  On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates (the “Termination Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that (1) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (2) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 7(f)(i) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.  “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to be closed.

(ii)                                  Notwithstanding anything herein to the contrary, the Severance Payment (and any portion thereof) shall not be payable if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the Employment Period by Employee pursuant to Section 4.

(iii)                               If the Release is not executed and returned to the Company on or before the Release Expiration Date, or the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment.  As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date or, in the event of severance eligibility due to the circumstances described in Section 7(h) below, within seven (7) days after the final order of acquittal referenced in Section 7(h)) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(g)                                  After-Acquired Evidence.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 7(f) but, within one (1) year after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and Employee shall promptly return to the Company all installments of the Severance Payment received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.

(h)                                 Indictment.  Notwithstanding any other provision of this Agreement, if Employee’s employment hereunder is terminated by the Company for Cause due to the indictment of Employee for any Crime, and within two (2) years following the Termination Date, Employee is acquitted of such Crime by a final order of a court of competent jurisdiction (or if Employee is not convicted of any such Crime within two years after the date of indictment and charges for such Crime are no longer pending), then (i) Employee’s employment hereunder shall be deemed to have been terminated by the Company without Cause, and (ii) so long as (and only if) Employee (A) executes the Release on or before the Release Expiration Date and does not revoke the Release within the time provided by the Company to do so and (B) abides by the terms of each of Sections 9, 10 and 11, the Company shall (x) make a severance payment to Employee, within 30 days of the final order of acquittal, in an amount equal to the amount of the Severance Payment that Employee would have been eligible to receive during the period commencing on the Termination Date and ending on the date of the final order of acquittal had Employee’s employment hereunder been terminated by the Company without Cause, and (y) if such severance payment referenced in subclause (x) is less than the total amount of the Severance Payment for which Employee is eligible, make payments of the remaining amount of the Severance Payment to Employee in substantially equal monthly installments pursuant to Section 7(f)(i) until the entire Severance Payment has been paid.

8.                                      Disclosures.  Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.  A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

9.                                      Confidentiality.  In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below).  In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a)                                 Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group.  Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10.  Employee shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which Confidential Information is stored).  The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b)                                 Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i)                                     disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)                                  disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii)                               disclosures and uses that are approved in writing by the Board; or

(iv)                              disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c)                                  Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Employee’s possession, custody or control and Employee shall not retain any such document or other materials.  Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(d)                                 All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.”  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.  For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)                                  Notwithstanding the rest of this Section 9:

(i)                                     Employee shall not be prevented from, nor shall Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of applicable law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law; and

(ii)                                  in the event Employee files a lawsuit for retaliation by the Company for Employee’s reporting of a suspected violation of law, Employee may (A) disclose a trade secret to Employee’s attorney and (B) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Employee (x) files any document containing such trade secret under seal; and (y) does not otherwise disclose such trade secret, except pursuant to court order.

10.                               Non-Competition; Non-Solicitation.

(a)                                 The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10.  Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)                                 During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)                                     engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group;

(ii)                                  appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

(iii)                               solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(iv)                              solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)                                  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d)                                 The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)                                  The following terms shall have the following meanings:

(i)                                     “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include acquiring, exploiting and developing oil and gas assets in the Market Area.

(ii)                                  “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)                               “Market Area” shall mean: (A) the Eagle Ford Shale; (B) the Altamont Field within the Uinta Basin (including the Bluebell and Cedar Rim fields); (C) the Southern Midland Basin; or (D) any other location within twelve and one-half (12.5) miles of any area in which the Company or any other member of the Company Group: (1) is engaged in the Business or in which any member of the Company Group otherwise owned property or interests related to the Business within the twelve (12) months prior to the Termination Date; or (2) has made material plans to conduct the Business within the twelve (12) months prior to the Termination Date of which Employee is aware; provided, however, that the Market Area shall not include any basin in which no member of the Company Group has engaged in the Business during the twelve (12) months prior to the Termination Date.

(iv)          “Prohibited Period” shall mean the period during which Employee is employed by the Company or any other member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by the Company or any other  member of the Company Group; provided, however, that if Employee’s employment hereunder is terminated by Employee pursuant to Section 7(e) at any time following the expiration of the Initial Term, then the Chief Executive Officer of the Company may (but shall not be required to), in the Chief Executive Officer’s sole discretion, modify the Prohibited Period by providing written notice to Employee within ten (10) days following the Termination Date indicating that the Prohibited Period shall continue only for a period of six (6) months following the date that Employee is no longer employed by the Company or any other  member of the Company Group.

11.          Ownership of Intellectual Property.  Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company.  All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act.  Employee shall perform, during and for a period of 24 months after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property.  Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

12.          Arbitration.

(a)           Subject to Section 12(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA.  The Arbitrator shall expeditiously (and, if practicable, within ninety (90) days after the selection of the Arbitrator) hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.  Each party to the dispute shall pay all costs and expenses incurred by such party in connection with the arbitration of such dispute pursuant to this Section 12.

(b)           Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c)           By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)           Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

13.          Defense of Claims.  During the Employment Period and for a period of 24 months thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.  The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 13, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.  Following the Termination Date, in receiving Employee’s assistance under Section 11 or this Section 13, the Company shall provide reasonable compensation (in no event to exceed $300 per day) for Employee’s time in connection with such assistance, taking into account comparable per diem consulting rates then prevalent in the market.  For the avoidance of doubt, regardless of whether the Company provides Employee compensation pursuant to this Section 13, any testimony that Employee provides in the course of providing assistance must be truthful and accurate in all respects.

14.          Withholdings; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

15.          Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  All references to “dollars” or “$” in this Agreement refer to United States dollars.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  All references to “including” shall be construed as meaning “including without limitation.”  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.          Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas.

17.          Entire Agreement and Amendment.  This Agreement  contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

18.          Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.          Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

20.          Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

EP Energy Corporation
1001 Louisiana St.
Houston, TX 77002

Attention: Board of Directors

If to Employee, addressed to:

Employee’s last known address on file with the Company.

21.          Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.          Deemed Resignations.  Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

23.          Section 409A.

(a)           Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)           Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

24.          Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

25.          Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

26.          Effect of Termination.  The provisions of Sections 7, 9-14, 22 and 25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27.          Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11 and 12 and shall be entitled to enforce such obligations as if a party hereto.

28.          Severability.  If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof)  shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Chad England
Chad England

EP ENERGY CORPORATION

By:	/s/ Kyle A. McCuen
Name: Kyle A. McCuen
Title: Vice President, Interim Chief Financial Officer and Treasurer

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

EXHIBIT A

FORM OF RELEASE AGREEMENT

This GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by Chad England (“Employee”) and is that certain Release referred to in Section 7(f)(i) of the Employment Agreement made and entered into by and between EP Energy Corporation, a Delaware corporation (the “Company”), and Employee, effective as of November 1, 2017 (the “Employment Agreement”).  Capitalized terms not defined herein have the meanings given to them in the Employment Agreement.

1.             Separation; Severance Payment.  Employee acknowledges and agrees that the last day of Employee’s employment with the Company or any other member of the Company Group was            , 2    (the “Separation Date”) and as of the Separation Date, Employee was no longer employed by any member of the Company Group.  If (a) Employee executes this Agreement on or after the Separation Date and returns it to the Company, care of                                                                                  so that it is received by                                                        no later than 11:59 p.m., central time on                                                       , (b) does not exercise his revocation right pursuant to Section 11 below, and (c) abides by Employee’s continuing obligations under the Employment Agreement (including the terms of Sections 9, 10, 11 and 13 thereof), then the Company will provide Employee the Severance Payment, which Severance Payment will be provided as set forth in Section 7(f)(i) of the Employment Agreement.

2.             Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company and any other Company Party (as defined below) and Employee has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Employee is owed and has been owed by the Company and any other Company Party as of the date that Employee executes this Agreement (the “Signing Date”).  For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Severance Payment (or any portions thereof) but for Employee’s entry into this Agreement.

3.             Release of Liability for Claims.

(a)           In consideration of Employee’s receipt of the Severance Payment (and any portion thereof), Employee hereby forever releases, discharges and acquits the Company, its affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended, the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any retention, change in control, bonus or severance plan or policy of any Company Party or any retention, change in control, bonus or severance-related agreement that Employee may have or have had with any Company Party other than the rights to the Severance Payment described herein; (iv) any and all rights, benefits or claims Employee may have under any employment contract (including the Employment Agreement), other than Employee’s rights to severance under Section 7 of the Employment Agreement, rights to compensation under Section 13 of the Employment Agreement or other entitlements in Sections 9, 10, 11, 12, 14 and 22 of the Employment Agreement that arise following the Termination Date and are intended to survive Employee’s termination of employment) or incentive compensation plan; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (I) any claim that first arises after the Signing Date, (II) any claim to vested benefits under an employee benefit plan, (III) any claim arising out of future rights with respect to vested equity or equity incentives, or (IV) any pending or future claim with respect to: (x) Employee’s rights under any directors & officers liability insurance policies then in effect, or (y) indemnification (including advancement of expenses) or contribution by the Company or any of its affiliates pursuant to contract or applicable law.  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the Severance Payment (and any portion thereof), any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or any other federal, state, or local governmental agency, authority, or commission (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by any Governmental Agency.  Employee understands that this Agreement does not limit Employee’s ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency (including by providing documents or other information to a Governmental Agency) without notice to the Company or any other Company Party.  This Agreement does not limit Employee’s right to receive an award from a Governmental Agency for information provided to a Governmental Agency.

4.             Representation About Claims.  Employee hereby represents and warrants that, as of the Signing Date, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date.  Employee hereby further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.  Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.

5.             Employee’s Acknowledgments.  By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)           Employee has carefully read this Agreement and has had sufficient time (and at least       days) to consider this Agreement before signing it and delivering it to the Company;

(b)           Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(c)           Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Agreement;

(d)           The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(e)           Employee would not otherwise have been entitled to the consideration described in Section 1 above, or any portion thereof, but for Employee’s agreement to be bound by the terms of this Agreement; and

(f)            no Company Party has provided any tax or legal advice regarding this Agreement and Employee has had the opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

6.             Third-Party Beneficiaries.  Employee expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s release of claims and representations in Sections 2 through 5 and Section 9 hereof.

7.             Severability.  Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

8.             Withholding of Taxes and Other Deductions.  Employee acknowledges that the Company may withhold from the Severance Payment all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

9.             Return of Property. Employee hereby represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information and other materials provided to him by the Company or any other Company Party in the course of Employee’s employment with the Company and Employee hereby further represents and warrants that Employee has not maintained a copy of any such materials in any form.

10.          Further Assurances.  In signing below, Employee expressly acknowledges the enforceability, and continued effectiveness of Sections 9, 10, 11 and 13 of the Employment Agreement and promises to abide by those terms of the Employment Agreement.

11.          Revocation Right.  Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by                                                                                      before 11:59 p.m., central time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, no Severance Payment shall be provided, the release of claims set forth in Section 3 shall be of no force or effect and the remainder of this Agreement shall remain in full force and effect and shall not be affected by any such revocation.

12.          Employment Agreement.  This Agreement shall be subject to the provisions of Section 15, 16, 17 and 21 of the Employment Agreement, which provisions are hereby incorporated by reference as a part of this Agreement.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth below, effective for all purposes as provided above.

EMPLOYEE

Chad England

Date:

SIGNATURE PAGE TO

GENERAL RELEASE OF CLAIMS